Exhibit 99.2

June 15, 2005

Via Mail, Email and Facsimile

Sy Jacobs, Managing Partner
Jacobs Asset Management LLC
One Fifth Avenue
New York, New York 10003

Dear Mr. Jacobs:

The Board has discussed and considered the views in your letter of June 7, 2005.

Despite what Century regards as a very challenging environment, it continues in its belief that value for all of our shareholders will be best enhanced by executing our present plan, making whatever refinements are deemed appropriate while continuing to serve our customers and our communities. Our directors unanimously concur in this view.

The Board does not think a meeting with you would be appropriate. The Board would of course consider any further views you may wish to express in writing. You are requested to direct all future correspondence directed to the Board to Mr. Paul Cusick, Executive Vice President and Chief Financial Officer, pcusick@century-bank.com, (phone number 781-393-4601). Mr. Cusick will arrange to have any such communication circulated to the members of the Board.

Sincerely yours,

/s/ Marshall M. Sloane

Marshall M. Sloane
Chairman and CEO